EXHIBIT 99.2

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Q2 2012 speech

Good morning. I'm Dan O'Brien, CEO of Flexible Solutions.

Safe Harbor provision:

The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statement with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

Welcome to the FSI conference call for second quarter 2012.

Prior to commenting specifically on the financials, I'd like to speak about where we are in our major projects and what we expect for the next quarters.

Revenue was down slightly in second quarter 2012 compared to 2011 but up for the half year. We believe this is caused by macro-economic conditions, especially in Europe. Our first quarter was strong due to increasing agricultural sales that are not repeated in Q2 because the inputs for crops are already determined. Weakness overseas coincided with seasonal sales in the US resulting in a rare year over year decline in quarterly revenue.

The NanoChem division is now more than 90% of revenue and has become the main sales and profit driver of our company for the next several years. This division makes poly-aspartic acid called TPA for short, a biodegradable protein with many valuable uses.

Our sugar to aspartic acid plant, in Alberta, is now in operation. We do not provide volume information or details of production. However, revenue generation has started, depreciation of the factory has begun and the Taber production team is focused on continuous increases in quantity, efficiency and quality. Aspartic acid from the Taber plant is shipped to our Peru IL plant where it is converted to polyaspartic acid.

One of the primary potential customers for renewably sourced TPA is the dish and laundry detergent market. The market opportunity for our product in detergents is estimated as greater than $350 million per year. TPA is a biodegradable substitute for the part of detergent that prevents dirt from re-depositing on clothes or dishes before it can be rinsed away.

TPA is used in agriculture to increase crop yield. The method of action is through limiting crystal embryo growth between fertilizer ions in the soil. When embryonic crystals are prevented from transforming into fully crystalline form by TPA, the fertilizer remains available to plants further into the growing season. Keeping fertilizer easily available to crops results in better yield with the same level of fertilization. In North America alone, the wholesale market is estimated at over $2 billion a year and most crops are able to use TPA profitably. Sales into agriculture grew quickly in 2011 and that strength has carried forward into 2012. The distributor we were so pleased to find in late 2009 has shown remarkable ability to grow sales and increase interest in our products. Our internal sales team is larger than a year ago. They are focused on supporting our best distributors, helping the others improve their performance and identifying additional distribution opportunities.
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TPA in agriculture is a unique economic situation for all links in the sales and user chain. With many products the economic value is good for several parties but one - commonly the end user - is asked to accept a soft value such as convenience instead of the profit accruing to the other parties. Not so for TPA:
FSI earns a fair profit on manufacturing, distribution earns a strong profit selling to dealers, dealers make good profits selling to growers, yet the grower still earns a profit from the extra crops he produces with the same land and fertilizer program. In fact, the grower can make several times his TPA investment in extra profit when crop prices are high. We believe this is an excellent basis for long-term growth in sales.

TPA is also a biodegradable way of treating oilfield water to prevent pipes from plugging with mineral scale. Our sales into this market are well established and growing steadily but can be subject to temporary reductions when production is cut back or when platforms are shut down for reconditioning.

Q3, Q4 and the start of 2013

We are optimistic but cautious. Our products are best in their class and in less volatile economic conditions we have forecast sales based on past results. But until we are more comfortable about the world economy we have decided not to provide specific growth predictions. It is simply too difficult and unrealistic to give accurate guidance at this time. We still expect full year 2012 revenue to be higher than 2011. Our best estimate is that Q3 will resemble Q2 and that in Q4 we will see a resumption of year over year growth due to preordering of agricultural TPA for the 2013 season. Drought in the US and Russia has caused crop prices to increase dramatically recently. High crop prices give growers incentive to increase their yield by using TPA. We think this will have a significant positive effect on Q1 2013 revenue.

Highlights of the financial results:

Sales for the quarter decreased 4% to $3.76 million compared with $3.93 million for Q2 2011. The result is a loss of $466 thousand or $0.04 per share in the 12 period, compared to a profit of $175 thousand or $0.01 per share, in 11.

Now that Alberta factory is operating, a biomass expense is no longer given in the news release. Instead, due to the generation of revenue from that facility, expenses are included in operations. In addition, depreciation of the factory has begun. This results in a significantly higher depreciation expense in the financials compared to previous quarters.

Working capital is very adequate. FSI's sales tend to be larger during the first half of the year, resulting in higher accounts receivable, lower cash and lower inventory. The Company's growth is supported by its mostly untapped, $6.4 million line of credit with a Chicago based bank.

Because of the out-size effects of depreciation, stock option expenses and one-time items on the financials of small companies, FSI also provides a non-GAAP measure useful for judging year over year success. "Operating cash flow" is arrived at by removing depreciation, option expenses and one-time items from the statement of operations.

For first half 2012, operating cash flow was $1.17 million, 9 cents per share compared to $1.42 million and 11 cents per share in 2011. We are pleased with these results. Detailed information on how to reconcile GAAP with non-GAAP numbers is included in our news release of August 14th.

Last, our other product lines, Watersavr and swimming pools are being emphasized less than the NanoChem division while maintaining the long-term opportunities and limiting cash and management costs. Swimming pool sales decreased compared to the same quarter of 2011. We believe that this is a continuation of better
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than usual early buy orders from Q4 2011,  distributor  resistance  to midseason reorders and competitors chasing sales at any price.

Watersavr sales are more difficult to predict. We are continuing our efforts in Turkey, Morocco, Senegal, parts of East-Asia and Australia. Small sales are expected at intervals through the year. The drought this summer has revived interest in the western US and several trials have been requested. Successful trials this year could result in sales during 2013.

The text of this speech will be available on our website by Thursday May 17th and email copies can be requested from Jason Bloom at 1800 661 3560. [Jason@flexiblesolutions.com]

Thank you, the floor is open for questions
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